EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Gene Pian SETO Holdings, Inc. Tel: (914) 923-5000 Fax: (914) 923-6225 e-mail: stiandecs@aol.com

SETO Holdings, Inc., announces ODD LOT PROGRAM

Briarcliff Manor, New York March 15, 2004 SETO Holdings Inc. (OTCBB-SETO) today announced the commencement of a voluntary odd lot sale program (the “Odd Lot Program”) for stockholders of less than 100 shares (“odd lots”) of SETO Holdings, Inc. (SETO) common stock as of the close of business on Monday March 15, 2004. SETO values all of its stockholders. However, we realize the cost and convenience of selling such odd lots. The odd lot program will provide an opportunity to stockholders, who own less than 100 shares to sell such shares to SETO Holdings, Inc. for $0.20 per share with no brokerage fees. Information on how to participate in the Odd Lot Program will be mailed directly to all eligible participants. SETO is not recommending that any odd-lot holder sell his or her shares and SETO encourages each odd-lot holder to make his or her own decision as to whether to participate in this voluntary program. Although the odd-lot program is part of SETO’s on-going repurchase program, in the event this odd-lot program reduces the number of SETO’s registered stockholders to less than 300, SETO may deregister its common stock and suspend its reporting obligation under the Securities Exchange Act 1934, which would result among other things, in SETO’s common stock being delisted from the Bulletin Board and only being quoted on the Pink Sheets®, which is a centralized quotation service that collects and publishes market maker quotations in real time. The odd lot program will expire on June 15, 2004 at 5:00 PM EST.

About SETO Holdings, Inc. Founded in 1975, SETO Holdings, Inc. operates as a broad based technical manufacturer and distributor in three major product groupings: Technical Products to industry, inclusive of diamond tools and wafer fab supplies; Technical Ceramics; and Safety Products. Please visit the Company’s web site: www.SETOHOLDINGS.com., www.stidiamond.com, www.ecsceramiics.com.

Included in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company’s actual results could differ materially from those of anticipated in the forward-looking statements as a result of certain factors including sales levels, distribution and competition trends and other market factors.